FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

================================================================================

                  NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                                INVESTMENT COMPANY ACT OF 1940

================================================================================

              Bonfiglio & Reed Investment Trust - Bonfiglio & Reed Options Fund

================================================================================

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Cincinnati and the state of Ohio on the 24th day of July, 2000.

                                            /s/ Wade Bridge
                                            -------------------------------
                                            Bonfiglio & Reed Investment Trust -
                                            Bonfiglio & Reed Options Fund

                                            By: Wade Bridge
                                                Secretary

Attest: /s/ Frank Newbauer
        ---------------------------
        Frank Newbauer
        Counsel